EXHIBIT 11


                           MBIA INC. AND SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION

                     (In thousands except per share amounts)


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30
                                                    ------------------------------------------
                                                          1999                    1998
                                                    -----------------       ------------------
Net income                                                   $66,213                 $221,134
                                                    =================       ==================

Diluted weighted average shares:
      Basic weighted average shares outstanding               99,609                   98,773
      Effect of stock options                                    924                    1,360
                                                    -----------------       ------------------
Diluted weighted average shares:                             100,533                  100,133
                                                    =================       ==================

Basic EPS                                                     $ 0.66                   $ 2.24
                                                    =================       ==================

Diluted EPS                                                   $ 0.66                   $ 2.21
                                                    =================       ==================